Exhibit 4(p): Spousal Benefit Rider
VAR 0414

                          LINCOLN BENEFIT LIFE COMPANY
                          (herein called "we" or "us")

                        Spousal Protection Benefit Rider

This rider was issued because you selected the Spousal Protection Benefit Rider. This rider modifies the benefit provided by your Contract, to the extent described below, and the charge for this rider is in addition to charges defined in your Contract.

For purposes of this rider, "Rider Date" is the date this rider was made a part of your Contract: xx/xx/xxxx

The Rider Fee Percentage for this rider is 0.15%

The following changes are made to your Contract.

1.       Co-Annuitant

The Co-Annuitant must be your spouse. As a condition of this rider, your spouse must also be the sole Primary Beneficiary. You may change the Co-Annuitant to a new spouse at any time by providing written notice and proof of remarriage in a form satisfactory to us. Once we accept a change, the change will take effect on the date you signed the request. Each change is subject to any payment we make or other action we take before we accept it. At any time, there may only be one Co-Annuitant under your Contract.

The Co-Annuitant will be deemed to be an Annuitant under the Contract during the Accumulation Phase except under the following circumstances:

..    The  Death  of  Annuitant  provision  does not  apply  on the  death of the
     Co-Annuitant.

..    The latest Payout Start Date will be determined based solely upon your age.

2.       Death of Co-Annuitant

If the Co-Annuitant dies prior to the Payout Start Date, then subject to the following conditions, the Contract will be continued according to Option D under the Death of Owner provision of your Contract:

..    The Co-Annuitant must have been your legal spouse on the date of his or her death;  and

..    Option D of the  Death of Owner  provision  of your  Contract  has not been previously exercised.

The Contract may only be continued once under Option D of the Death of Owner provision.

The Spousal Protection Benefit Rider will terminate as of the date we determine the Death Proceeds.

3.       Rider Fee

A Rider Fee will be deducted annually on each Contract Anniversary from each of the Variable Sub-accounts on a pro-rata basis in the proportion that your value in each bears to your total value in all Variable Sub-accounts. Rider Fees will decrease the number of Accumulation Units in each Variable Sub-account. The Rider Fee for this rider is shown above.

The first Rider Fee will be deducted on the first Contract Anniversary following the Rider Date. A Rider Fee will be deducted on each subsequent Contract Anniversary up to and including the date the rider is terminated.

The Rider Fee is calculated as follows:

..    For the first Contract Anniversary  following the Rider Date, the Rider Fee is equal to the number of full remaining months from the Rider Date to the Contract Anniversary, divided by twelve, multiplied by the Rider Fee Percentage, with the result multiplied by the Contract Value as of such Contract Anniversary.

..    For subsequent Contract Anniversaries,  the Rider Fee is equal to the Rider
     Fee Percentage multiplied by the Contract Value as of that Contract Anniversary.

If this Rider terminates for any reason other than death of the Co-Annuitant, death of the Owner or the Contract reaching the Payout Start Date, we will deduct a Rider Fee from each of the Variable Sub-accounts on a pro-rata basis in the proportion that your value in each bears to your total value in all Variable Sub-accounts. The Rider Fee will be prorated to cover the period from the last Contract Anniversary to the date of termination. The pro-rated Rider Fee will be equal to the number of full months from the Contract Anniversary to the date of termination, divided by twelve, multiplied by the Rider Fee Percentage, with the result multiplied by the Contract Value immediately prior to termination.

4.       Termination of this Rider

You may terminate this rider upon divorce by providing written notice and proof of divorce in a form satisfactory to us. The rider will terminate on the date we accept the request. We reserve the right to allow terminations at any other time on a non-discriminatory basis. Otherwise, this Spousal Protection Benefit Rider will terminate on the earliest of the following:

..    On the date the rider is terminated under Section II, above; or

..    On the date the Primary Beneficiary is changed; or

..    Upon the death of the Owner; or

..    On the date the Contract is terminated; or

..    On the Payout Start Date.

Except as amended by this rider, the Contract remains unchanged.



                                /s/ B. Eugene Wraith
                                -----------------------
                                B. Eugene Wraith
                                    President